Exhibit 99.1

SBA COMMUNICATIONS CORPORATION ANNOUNCES

PROPOSED DEBT OFFERING

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, DECEMBER 1, 2003.

SBA Communications Corporation (“SBA” or the “Company”) announced today that it intends to co-issue with its wholly-owned subsidiary, SBA Telecommunications, Inc., approximately $200 million in gross proceeds of Senior Discount Notes due 2011 (the “Notes”). SBA intends to use a portion of the proceeds from this offering to fund the repurchase of up to $153.3 million aggregate principal amount of its outstanding 12% Senior Discount Notes due 2008 pursuant to a tender offer and consent solicitation commenced on November 25, 2003. SBA intends to use the remaining proceeds to (a) repurchase and/or redeem outstanding 12% Senior Discount Notes and/or outstanding 10¼% Senior Notes due 2009 and/or (b) repay debt outstanding under the senior credit facility.

This press release does not and will not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The Notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States under Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 20,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670.